Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Opsware Inc. for the registration of up to $150 million of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of Opsware Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Jose, California

April 23, 2004